Exhibit 5

[Letterhead of Luse Gorman Pomerenk & Schick, P.C.]

(202) 274-2000

September 21, 2004

The Board of Directors

BankFinancial Corporation

15W060 North Frontage Road

Burr Ridge, Illinois 60527

Re:	BankFinancial Corporation

Common Stock, Par Value $0.01 Per Share

Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of the shares of common stock, par value $0.01 per share (“Common Stock”) of DSA Financial Corporation (the “Company”). We have reviewed the Company’s Articles of Incorporation, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

We are of the opinion that the Common Stock is duly authorized and, upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

We have relied on the laws of the State of Maryland in providing this opinion. We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,

\s\ Luse Gorman Pomerenk & Schick, P.C.

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION